Exhibit 8(v)(3)

Amendment No. 7 to Participation Agreement (Davis)

AMENDMENT NO. 7 TO PARTICIPATION AGREEMENT

BETWEEN DAVIS VARIABLE ACCOUNT FUND, INC.,

DAVIS DISTRIBUTORS LLC AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

Amendment to the Participation Agreement (the “Agreement”), dated April 3, 2000, by and between Transamerica Advisors Life Insurance Company of New York (the “Insurance Company”), on its own behalf and on behalf of each segregated asset account of the Insurance Company set forth on Schedule A hereto as may be revised from time to time (each such account hereinafter referred to as the “Account”), Davis Variable Account Fund, Inc. (the “Company”) and Davis Distributors, LLC. (“Davis Distributors”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.10. Fund, the Company and Davis Distributors each agree to promptly notify the Insurance Company when any underlying fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a CPO with respect to any underlying fund. Until such notification is provided to the Insurance Company, Fund, the Company and Davis Distributors each represent and warrant that it is not a CPO, and Fund Manager represents and warrants it is not required to register as a CPO with respect to any underlying fund. Fund, the Company, Davis Distributors and Fund Manager each represent and warrant that it will at all times comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

DAVIS VARIABLE ACCOUNT FUND, INC.		DAVIS DISTRIBUTORS, LLC

By:	/s/ Thomas Tays	By:	/s/ Thomas Tays
Name:	Thomas Tays	Name:	Thomas Tays
Title:	Vice President	Title:	Vice President
Date:	April 20, 2013	Date:	April 20, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	4-29-13